EXHIBIT 5.1

October 10, 2017

International Speedway Corporation
One Daytona Boulevard
Daytona Beach, Florida 32114

Ladies and Gentlemen:

I have acted as counsel to International Speedway Corporation, a Florida corporation (the "Company"), in connection with preparation of the Registration Statement on Form S-8 (the "Registration Statement") filed today with the Securities and Exchange Commission covering the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 1,500,000 shares of Class A common stock, par value $0.01 per share, of the Company (the "Shares") authorized pursuant to the 2017 Long Term Incentive Plan (the "Plan").

I have examined the Registration Statement, the Articles of Incorporation and By-Laws of the Company, the Plan and such records, certificates and other documents as I have considered necessary or appropriate for the purposes of this opinion. In rendering this opinion, I have assumed without investigation that the information supplied to me by the Company and its employees and agents is accurate and complete.

The opinions expressed below are limited to the Florida Business Corporation Act.

Based on the foregoing, I am of the opinion that:

1.	the Company is duly organized, validly existing and in good standing under the laws of the State of Florida; and

2.	the issuance of the Shares has been duly authorized and, when issued in accordance with the terms of the Plans, the Shares will be duly and validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me included in and made a part of the Registration Statement.

Very truly yours,

/s/ W. Garrett Crotty
General Counsel